ROBERT BAER KELLWOOD BOARD MEMBER RETIRES

St. Louis, MO June 8, 2007 – Robert (Bob) J. Baer, 69, retired from the Kellwood Board of Directors yesterday, according to Robert C. Skinner, Jr., Kellwood chairman, president and chief executive officer.

Baer has served on the Corporate Governance Committee since 2004, and the Compensation Committee since 2005. Prior to joining the Kellwood board in 2004, he spent over 30 years in the transportation industry. He held the position of president and chief operating officer at UniGroup, Inc., as well as serving 25 years as the company’s top operating executive. Currently, he is the president emeritus of UniGroup.

“The Board appreciates the support, contributions and wise counsel Bob has provided over the past three years. We are grateful for his service and professionalism, and wish him the very best,” said Skinner.

A search is underway for a new board member.

ABOUT KELLWOOD

Kellwood (NYSE:KWD) is a $2 billion marketer of apparel and consumer soft goods, specializing in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

###

Media Contact: Donna B. Weaver, 314-576-3100 or donna.weaver@kellwood.com.